Exhibit 99.1

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

2901 BUTTERFIELD ROAD
OAK BROOK, ILLINOIS 60523
TELEPHONE: (630) 218-8000

September 10, 2007

Dear Fellow Stockholder:

On August 14, 2007, the board of directors of Inland Western Retail Real Estate Trust, Inc. voted unanimously to acquire the companies that provide us with business management and advisory services and property management services via four separate mergers, collectively referred to as the Merger.  The Merger includes Inland Western Retail Real Estate Advisory Services, Inc., our Business Manager/Advisor; and Inland Southwest Management Corp., Inland Northwest Management Corp., and Inland Western Management Corp., our Property Managers.  Our board of directors formed a special committee comprised solely of independent directors to evaluate the Merger and its alternatives.  The special committee, which retained its own independent legal and financial advisors, unanimously recommended approval of the Merger Agreement to our board of directors.  I joined in the unanimous affirmative vote along with my fellow directors, and we recommend you ratify our entry into the Merger Agreement and our approval of the Merger ..

Our company is a real estate investment trust, or REIT, formed in March 2003 by our sponsor Inland Real Estate Investment Corporation. Initially, our business plan provided for us to be externally managed in order to reduce the impact of a growing infrastructure and to capitalize on depth and tenure of The Inland Group Inc.’s expertise.  Since our inception, we have grown dramatically to the point where, as of June 30, 2007, our portfolio consisted of 288 wholly-owned properties, 16 properties in which we have an interest of between 45% and 95%, and six development joint venture projects in which we have an investment.  As of June 30, 2007, our portfolio contained approximately 46 million square feet of leasable space.  Based upon our current market capitalization, we are comparable in size to the largest publicly-traded retail REITs.

As is the case with other REITs established by our sponsor, our business plan incorporates both a process for self-administration and, at a future point in time, the exploration of a liquidity event to be determined by our board of directors.  A liquidity event could take the form of listing our shares on a stock exchange, merging our REIT with a publicly traded REIT, or selling our real estate assets, any one of which would provide our stockholders with an exit strategy from their investment.  We believe that acquiring our Property Managers and our Business Manager/Advisor is one of the most significant steps toward achieving our goal of an effective liquidity event for our stockholders, and we expect the Merger to have a positive impact on our future financial performance.

The current stockholders of our Business Manager/Advisor and our Property Managers will collectively receive approximately 37,500,000 shares of our stock as payment for their companies, which will be approximately 7.7% of our outstanding shares upon completion of the Merger.  The Merger is expected to be accretive to funds from operations.  In the first full year following closing, we expect it to be accretive by $0.08 per share, and anticipate the Merger to be increasingly accretive each year thereafter.

As part of the merger consideration, the REIT will acquire over 250 experienced employees to perform the Business Manager/Advisor functions and operate the property management company.  Those employees will include the executive team of Michael J. O’Hanlon, Steven P. Grimes, Shane C. Garrison, and Niall J. Byrne, who have the strategic vision to bring our company to the next level.  This experienced team has been working together to solidify the foundation of our company, and they are dedicated to us and our mission.  We believe they are the right team to lead and manage our continued growth.  Further, our company has the benefit of three-year consulting agreements with Daniel L. Goodwin, G. Joseph Cosenza and me, without compensation, to be effective upon closing of the Merger.

Your vote is crucial to the future of our company. Our board of directors has found this transaction to be fair to you and the other stockholders of our company and has approved this Merger.  We recommend that you vote FOR the Merger, as well as the other two proposals on the proxy card.

If you have any questions, or need help with any of the documents included in this package, please call our proxy solicitor, Morrow & Co., Inc., at 1-800-573-4804.  Thank you for your continued support of and interest in our REIT.  On behalf of Inland Western Retail Real Estate Trust, Inc., we wish you good health, happiness and prosperity.

Sincerely,

/s/ Robert D. Parks

Robert D. Parks
Chairman of the Board

IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT:

In connection with the proposed merger transaction, Inland Western has filed a Form 8-K, a definitive proxy statement and other materials with the SEC.  Investors and security holders are advised to read the proxy statement because it contains important information about the parties to the proposed merger transaction. Certain of the company’s officers and directors may be deemed to be participants in the solicitation of proxies with respect to the proposed merger transaction. Information regarding such individuals is included in the company’s Annual Report on Form 10-K, as amended by the company’s Annual Report on Form 10K/A previously filed with the SEC, and is included in the proxy statement relating to the proposed merger. Stockholders and investors may obtain additional information regarding the interests of Inland Western and its directors and executive officers in the proposed merger transaction, which may be different than those of the company’s stockholders generally, by reading the proxy statement and other relevant documents regarding the proposed merger, which was filed with the SEC.  Stockholders and investors may obtain a free copy of the proxy statement and other relevant documents when they become available, as well as other materials filed with the SEC concerning the company, at the SEC’s website at http://www.sec.gov.  Copies of these materials and other documents also may be obtained at no charge from: Inland Western Retail Real Estate Trust, Inc., 2901 Butterfield Road, Oak Brook, IL 60523, attention Vice President –Administration.

This chairman’s letter contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect management’s current views with respect to future events and financial performance. The words “believes”, “expects”, “anticipates”, “estimates”, and similar words or expressions are generally intended to identify forward-looking statements.  Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to, changes in general economic conditions, adverse changes in real estate markets as well as other risks and uncertainties included from time to time in the company’s filings with the SEC.